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                                                               EXHIBIT 24(a)
                                                               -------------







The Board of Directors
Cyanotech Corporation:


We consent to incorporation by reference in the Registration Statement on Form S-8 of Cyanotech Corporation (for the Cyanotech Corporation 1995 Stock Option
Plan) of our report dated May 3, 1995, relating to the consolidated balance sheet of Cyanotech Corporation and subsidiary as of March 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended March 31, 1995 and 1994, which report is incorporated by reference in the March 31, 1995 annual report on Form 10-KSB of Cyanotech Corporation and to the reference to our firm under the heading "Experts" in the Prospectus.


                                       /s/ KPMG PEAT MARWICK LLP
                                       -------------------------



Honolulu, Hawaii
October 24, 1995